Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199731 on Form S-8 of Kimball Electronics, Inc. of our report dated June 21, 2024 appearing in this Annual Report on Form 11-KT of Kimball Electronics, Inc. Retirement Plan for the period July 1, 2023 through December 31, 2023.

/s/ Crowe LLP
Crowe LLP

South Bend, Indiana
June 21, 2024